AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of July 19, 2019 (the “Amendment Date”), by and between Glowpoint, Inc., a Delaware corporation (the “Company”), and David Clark, an individual (“Employee”). Employee and the Company are referred to individually as a “Party” and collectively as the “Parties.”
W I T N E S S E T H:
WHEREAS, Executive and the Company are currently parties to that certain Employment Agreement, dated March 25, 2013 (as amended to date, the “Existing Employment Agreement”); and
WHEREAS, the Parties intend to amend and restate the Existing Employment Agreement in its entirety on the terms set forth herein.
NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
1.Employment; Employment Term.

(a)Employment. Subject to the termination provisions of Section 3, the Company shall employ Executive as the Chief Financial Officer from March 25, 2013 (the “Effective Date”) until March 25, 2014 (the “Initial Term”). If either Executive or the Company does not provide the other Party with written notice of non-renewal of this Agreement at least sixty (60) days prior to expiration, then this Agreement shall automatically renew for additional one-year periods (each, a “Renewal Term” and, together with the Initial Term, the “Term”). If either Executive or the Company does provide the other Party with written notice of non-renewal of this Agreement at least sixty (60) days prior to expiration of the then current Term, then this Agreement shall automatically expire as of the expiration date for such Term (an “Expiration Event”). Notwithstanding the foregoing, either the Company or Executive may terminate Executive’s employment hereunder at any time, for any reason or no reason at all so long as they comply with the terms of this Agreement.

(b)Position. Executive is employed by the Company to render services to the Company in the position of Chief Financial Officer. Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties consistent with his position now or hereafter assigned to Executive by the Company’s CEO or the Board of Directors of the Company (the “Board”). Executive shall abide by the written rules, regulations and policies of the Company as adopted or modified from time to time in the Company’s reasonable discretion. Executive shall be entitled to use his discretion with regard to where he is present to carry out his duties. It is anticipated that his duties will require him to work primarily from the Company’s office in Denver, Colorado.

(c)Other Activities. Executive shall devote his full business time, attention and skill to perform any assigned duties, services and responsibilities, consistent with the position of Chief Financial Officer, while employed by the Company, for the furtherance of the Company’s business, in a diligent, loyal and conscientious manner. Except upon the prior written consent of the Board, Executive will not, during the Term: (a) accept any other employment; or (b) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that interferes with Executive’s duties and responsibilities hereunder or creates a conflict of interest with the Company; provided, however, that in no event shall this sentence prohibit Executive from performing personal and charitable activities, or from serving on one or more board of directors or board of advisors, so long as the Board reasonably concludes such activities do not materially and adversely interfere with Executive’s duties for the Company. Executive shall request consent from the Company’s Board to join any board of directors, which consent shall not be unreasonably withheld.

(d)No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement will not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

2.Compensation.

(a)Salary. While Executive is employed by the Company hereunder, the Company will pay Executive an annualized base salary of Two Hundred Twenty Thousand Dollars ($220,000), payable on a twice monthly basis during the Term, until the earlier of the expiration of the Term or the date on which Executive’s employment is terminated in accordance with the terms of this Agreement (the “Base Cash Compensation”). Executive’s Base Cash Compensation shall be subject to annual review by the Board during the Term and may be increased in the Board’s reasonable discretion; provided, however, that Executive’s Base Cash Compensation in effect from time to time shall not be decreased without Executive’s prior written consent.

(b)Bonuses. Executive is also eligible to receive a bonus in an amount equal to 50% of base salary. This compensation will be based on company financial performance to plan (growth and income) with the determination of any such compensation in the sole discretion of the Compensation Committee. Payouts are made annually based on the Company’s fiscal calendar year which ends December 31 each year.

(c)Expenses. The Company shall reimburse Executive for reasonable expenses incurred in the course of performing his duties. Unless otherwise approved by the Board, all domestic air travel shall be coach class.

(d)Equity Incentive Awards. On the Effective Date, Executive was awarded the following equity incentive awards under the Company’s 2007 Stock Incentive Plan:

(i)A stock option grant with a stated term of 10 years covering 100,000 shares of Company common stock, the strike price for which shall be the closing price of the shares at the closing of the market on the Effective Date. These options shall vest over four (4) years, with 25% vesting on the one-year anniversary of the Effective Date and the remainder vesting in equal monthly installments over the remaining 36 months of such period on the monthly anniversary dates of the Effective Date; provided, however, that such grant shall vest in full upon a Change of Control or Corporate Transaction (each as defined below). The stock options shall, to the maximum possible under applicable law, be “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

(ii)A restricted stock grant covering 100,000 shares of Company common stock, vesting over four (4) years, with 25% vesting on the one-year anniversary of the Effective Date and the remainder vesting in equal monthly installments over the remaining 36 months of such period on the monthly anniversary dates of the Effective Date; provided, however, that such grant shall vest in full upon a Change of Control or Corporate Transaction (each as defined below).

(iii)The Company shall permit Executive to satisfy any tax withholding obligation due with respect to the equity incentive grants described above, and with respect to any stock issuable to Executive, by having the Company withhold from the shares issuable a number of shares having a fair market value equal to the tax withholdings due, and having the Company remit the withholding amount to the relevant taxing authorities in cash.

(e)Benefits. While Executive is employed by the Company hereunder, the Company shall provide for Executive’s participation in all the benefits, benefit programs and perquisites on substantially the same basis as the benefits, benefit programs and perquisites offered to executive officers of the Company.

(f)Paid Time Off (“PTO”). The Company shall provide Executive with four (4) weeks of paid time off per each calendar year, to be accrued at 13.33 hours per month; such PTO must be used in the year in which it is accrued, not more than 40 hours may be carried over from year-to-year.

(g)Company-paid holidays: Executive will be paid for Company paid holidays, which are subject to change and established at the start of each calendar year.

3.Termination.

(a)The Company may terminate this Agreement, all of the Company’s obligations under this Agreement, and Executive’s employment hereunder for “Cause,” by written notice to Executive, upon the occurrence of any one of the following on the part of Executive: (i) fraud, embezzlement, or conviction of a felony; (ii) substantial, continuing and willful failure to render services in accordance with the terms of this Agreement after thirty (30) days of advance written notice and opportunity for cure; (iii) material breach of any of Executive’s material covenants contained in this Agreement after thirty (30) days of advance written notice and opportunity for cure; (iv) voluntary termination by Executive prior to the end of the Term without Good Reason (as defined below); or (v) knowing and intentional violation of any lawful, written Company policies regarding alcohol or drug usage. At least thirty (30) days prior to termination for Cause under clause (ii) or (iii) above, the Company will provide notice which shall identify in reasonable detail the facts supporting its action and will allow Executive an opportunity within that period of time to cure. In the event of any termination of this Agreement, including a termination for Cause, the Company shall pay to Executive any unpaid Base Cash Compensation or target bonuses earned by Executive through the date of termination and any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay and benefits, in each case to the extent not theretofore paid (the “Accrued Obligations”).

(b)In the event that this Agreement or Executive’s employment with the Company is terminated (i) by the Company without Cause or by Executive for Good Reason, (ii) as a result of the expiration of the Term caused by the Company electing not to renew this Agreement prior to the end of the Term, (iii) by the Company without Cause or by Executive for Good Reason within eighteen (18) months following a Change in Control, or (iv) by the Company without Cause or by Executive with or without Good Reason or as a result of the expiration of the Term caused by the Company electing not to renew this Agreement prior to the end of the Term, then, subject to the terms of Section 3(c), the Company shall pay to Executive (collectively, the “Severance”):

(i)the Accrued Obligations;

(ii)if Executive timely elects COBRA coverage, an amount equal to the premium for COBRA coverage less the employee contribution portion, if any, immediately prior to such separation from service until the earlier to occur of (i) the date Executive is entitled to receive substantially similar health insurance coverage from another source and (ii) the date that is six (6) months after such separation from service; provided, that if Executive’s employment is terminated by Executive for Good Reason following a Change in Control or pursuant to subsection (iii) of Section 3(b) above, the duration of the COBRA coverage payment shall be extended from six (6) to twelve (12) months;

(iii)an amount equal to six (6) months of Executive’s Base Cash Compensation in effect immediately prior to such termination; provided, that if Executive’s employment is terminated by Executive for Good Reason following a Change in Control or pursuant to subsection (iii) of Section 3(b) above, such amount shall be equal to eighteen (18) months of Executive’s Base Cash Compensation in effect immediately prior to the effective date of termination;

(iv)all (100%) of Executive’s then-unvested shares of restricted stock and Restricted Stock Units shall automatically and fully vest, to the extent not then already vested, as of the date of such termination of employment (the “Vesting”); provided, that if Executive’s employment is terminated by Executive for Good Reason following a Change in Control or pursuant to subsection (iii) or subsection (iv) of Section 3(b) above, eighty-percent (80%) of Executive’s then-unvested shares of restricted stock and Restricted Stock Units shall automatically and fully vest, to the extent not then already vested, as of the date of such termination of employment (the “Alternative Vesting”); provided, further, that, to the extent any award agreement governing any restricted stock or Restricted Stock Units does not provide for the Vesting or the Alternative Vesting, or includes provisions contrary to the terms of the Vesting or Alternative Vesting as set forth in this Section 3(b)(iv), this Section 3(b)(iv) shall control and such award agreement shall be expressly amended hereby to provide for the Vesting or Alternative Vesting, as applicable; and

(v)if (1) Executive’s employment is terminated by Executive for Good Reason following a Change in Control or pursuant to subsection (iii) of Section 3(b) above, an additional amount equal to one hundred percent (100%), or (2) if Executive’s employment is terminated pursuant to subsection (iv) of Section 3(b) above, an additional amount equal to fifty percent (50%), in each case of Executive’s maximum annual target bonus amount for the calendar year during which termination of Executive’s employment occurs, plus the pro-rated portion (determined on the basis of the number of days during which Executive served during the applicable calendar year prior to the effective date of termination) of Executive’s maximum annual target bonus amount for the calendar year in which the effective date of termination occurs.

(c)Notwithstanding anything else in this Agreement to the contrary, the Company shall be obligated to pay the Severance hereunder only so long as Executive is not in material breach of any of the covenants, terms or provisions of Section 4 or Section 5 of this Agreement. In all cases, the Severance shall be paid in equal installments over the period of months to which Employee is entitled in accordance with the Company’s normal payroll practices, commencing on the first regularly scheduled payroll date following the Executive’s termination of employment.

For purposes of this Agreement, a “Change in Control” shall have the meaning set forth in the Company’s 2014 Equity Incentive Plan in effect on the First Amendment Date. For purposes of this Agreement, “First Amendment Date” shall mean January 28, 2016.”

(d)For purposes of this Agreement, “Good Reason” shall mean that Executive has severed his employment relationship with the Company following the occurrence of any of the following events: (i) any failure by the Company to pay any salary or other compensation or benefit when due and owing, (ii) the assignment to Executive by the Company of duties materially inconsistent with, or a material diminution of, Executive’s authority, title, duties, or responsibilities as set forth in this Agreement, including any change requiring Executive to report to anyone other than the Company’s CEO or the Board (or following a Change in Control, the parent company’s CEO or Board of Directors), (iii) a material diminution in Executive’s Base Cash Compensation or bonus opportunity under this Agreement, (iv) the Company’s requirement that the primary office that Executive is to perform services under this Agreement is at a location that is more than thirty (30) miles from Denver, Colorado or (v) for any reason following the date that is six (6) months subsequent to the closing of a Change in Control. In the event of any circumstances described in Section 3(d)(i)-(v), Good Reason shall not exist unless Executive provides written notice to the Company of his intention to terminate his employment for Good Reason within ninety (90) days after the occurrence of the event or circumstances which provided such basis.

(e)Notwithstanding anything contained herein to the contrary, Section 4 through Section 13 shall remain in effect and survive (i) the termination of this Agreement by either Party pursuant to Section 3 or otherwise, and (ii) the expiration of the Term.

4.Non-Disclosure. Except as required by the performance of his job duties, Executive shall not at any time or in any manner, directly or indirectly, use or disclose to any party other than the Company or an employee of the Company or as otherwise consented to in writing by the Company, any trade secrets or other Confidential Information (as defined below) learned or obtained by him while a stockholder, officer, director and/or employee of the Company; provided, however, that the Confidential Information shall not include any information or knowledge that: (i) is already generally publicly known or that subsequently becomes generally publicly known other than as a direct or indirect result of the breach of this Agreement by Executive or (ii) is lawfully required to be disclosed by any governmental agency or applicable law. As used herein, the term “Confidential Information” means information disclosed to or known by Executive as a consequence of his position with the Company or any of its affiliates and not generally known in the industry in which the Company or any of its affiliates is/are engaged and that in any way relates to the Company’s or any of its affiliates’ products, processes, services, inventions (whether patentable or not), formulas, techniques or know-how, including, but not limited to, information relating to distribution systems and methods, research, development, manufacturing, purchasing, accounting, engineering, marketing, merchandising and selling.

5.Noncompetition, Non-Solicitation and Non-Disparagement.

(a)Noncompetition. Executive acknowledges that in the course of his employment with the Company he will serve as a member of the Company’s senior management and will become familiar with the Company’s trade secrets and with other Confidential Information and that his services will be of special, unique and extraordinary value to the Company. Therefore, Executive agrees that, during the Term and for a period ending on the six (6) month anniversary of the date of termination of Executive’s employment with the Company (the “Non-compete Period”), Executive shall not (except on behalf of the Company or with the prior written consent of the Company), within the Restricted Territory (The United States, Canada and any other jurisdiction in which the Company has conducted business during the Initial Term or the Renewal Term), (i) directly or indirectly own (except ownership of less than 5% of any class of securities which are listed for trading on any securities which are listed for trading on any securities exchange or which are traded in the over-the-counter market), manage, control, participate in, consult with, render services for, or in any manner engage in the operation of a video network, video in the Cloud, video managed services, video conference suites or audio or video bridging services company or any material business conducted by the Company during the Term or (ii) own, manage, control, participate in, consult with, render services for or in any manner engage in or represent any business that is competitive with the business of the Company or any product of the Company, as such business is conducted as of the date of the Agreement or is conducted during the Service Term.

(b)Non-Solicitation. During the Non-compete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, or (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with, or modify its business relationship with, the Company, or in any way interfere with or hinder the relationship between any such customer, supplier, licensee or business relation and the Company.

(c)Non-Disparagement. Executive agrees that during the Non-compete Period and after his employment with or engagement by the Company, he shall not make any false, defamatory or disparaging statements about the Company or its affiliates or the officers or directors of the Company or its affiliates.

6.Specific Performance. The Parties hereto agree that their rights hereunder are special and unique and that any violation of the covenants set forth in Sections 4 and 5 of this Agreement would not be adequately compensated by money damages, and each grants the other the right to specifically enforce (including injunctive relief where appropriate) the terms of the covenants set forth in Sections 4 and 5 of this Agreement in the Colorado State Courts, or in the United States District Court in Denver, Colorado. The Parties consent to such jurisdiction, agree that venue will be proper in such courts and waive any objections based upon forum non-conveniens. The choice of forum set forth in this Section 6 shall not be deemed to preclude the enforcement of any action under this Agreement in any other jurisdiction.

7.Notices. Any notice, request, consent or communication (collectively a “Notice”) under this Agreement shall be effective only if it is in writing and (i) personally delivered, (ii) sent by certified or registered mail, return receipt requested, postage prepaid, (iii) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (iv) faxed, with receipt confirmed, addressed as follows:

(a)If to Executive:
David Clark
999 18th Street, Suite 1350 S
Denver, CO 80202

(b)If to the Company to:
Glowpoint, Inc.
999 18th Street, Suite 1350 S
Denver, CO 80202
Attn: Chairman of the Board of Directors

or such other persons or addresses as shall be furnished in writing by any Party to the other Party. A Notice shall be deemed to have been given as of the earliest to occur of the date when (i) personally delivered, (ii) five (5) days after the date when deposited with the United States mail properly addressed, (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, or (iv) when receipt of the fax is confirmed, as the case may be, unless the sending Party has actual knowledge that a Notice was not received by the intended recipient.
8.Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Executive.

9.LITIGATION. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF COLORADO, AND NO DOCTRINE OF CHOICE OF LAW SHALL BE USED TO APPLY ANY LAW OTHER THAN THAT OF COLORADO, AND NO DEFENSE, COUNTERCLAIM OR RIGHT OF SET-OFF GIVEN OR ALLOWED BY THE LAWS OF ANY OTHER STATE OR JURISDICTION, OR ARISING OUT OF THE ENACTMENT, MODIFICATION OR REPEAL OF ANY LAW, REGULATION, ORDINANCE OR DECREE OF ANY FOREIGN JURISDICTION, SHALL BE INTERPOSED IN ANY ACTION HEREON. THE PARTIES AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED IN THE COLORADO STATE COURTS, OR IN THE UNITED STATES DISTRICT COURT IN DENVER, COLORADO. THE PARTIES CONSENT TO SUCH JURISDICTION, AGREE THAT VENUE WILL BE PROPER IN SUCH COURTS AND WAIVE ANY OBJECTIONS BASED UPON FORUM NON CONVENIENS. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 9 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY ACTION UNDER THIS AGREEMENT IN ANY OTHER JURISDICTION.

10.Severability. The Company and Executive believe the covenants against competition contained in this Agreement are reasonable and fair in all respects, and are necessary to protect the interests of the Company. However, in case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

11.Neutral Interpretation. This Agreement constitutes the product of the negotiation of the Parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any Party based upon the source of the draftsmanship hereof.

12.Waiver of Compliance; Consents. Any failure of Executive to comply with any obligation, covenant, agreement or condition herein may be waived only in writing by the Company, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Whenever this Agreement requires or permits consent by or on behalf of the Company, any such written consent given by the Company shall be deemed given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12. No notice to or demand on Executive in any case shall entitle Executive to any other or further notice or demand in related or similar circumstances requiring such notice.

13.Miscellaneous. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein and may not be modified orally, but only by a writing signed by both Parties to this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. This Agreement supersedes all prior agreements and understandings (whether oral or written) between the Parties with respect to such subject matter (specifically including, but not limited to, the Existing Employment Agreement).

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

GLOWPOINT, INC.

By: /s/ Peter J. Holst
Name: Peter J. Holst
Title: President & CEO

EXECUTIVE:

/s/ David Clark
Name: David Clark

Signature Page to Amended & Restated Employment Agreement